Recent Events – AB&T

During the second quarter of 2009, the core operation of AB&T, as measured by AB&T’s net interest margin and net interest income, continued to improve. For the quarter, AB&T’s net interest margin increased to 2.57% as compared with 1.98% for the fourth quarter of 2008 and 2.01% for the first quarter of 2009. Accordingly, net interest income for the quarter increased to $940.6 thousand as compared with $791 thousand for the fourth quarter of 2008 and $745.3 thousand for the first quarter of 2009. Additionally, AB&T’s provision for loan losses for the second quarter totaled $305.8 thousand as compared with $311.2 thousand during the fourth quarter of 2008 and $341.3 thousand during the first quarter of 2009.

However, during the second quarter of 2009, AB&T experienced a number of one-time type events which impacted AB&T’s earnings for the period. These included a special FDIC assessment totaling approximately $74 thousand; a loss of $525.5 thousand associated with the write-off of principal loan balances associated with two purchased participation loans; legal, accounting and other expenses associated with preparation for the merger with 1st Financial in the amount of $81 thousand, and increases in reserves associated with a potential write down of collateral associated with a significant account tied to the building industry approximating nearly $900 thousand. As a result of these events, management expects AB&T’s second quarter operations to result in a net loss of approximately $236 thousand or $0.09 per basic share.